Exhibit 99.1
H. Patrick Dee Chief Executive Officer (505) 241-7500	Christopher C. Spencer Chief Financial Officer (505) 241-7500

NEWS RELEASE

First State Bancorporation's Bank Subsidiary Closed by

New Mexico Financial Institutions Division

Albuquerque, N.M. - January 28, 2011 - First State Bancorporation (FSNM.PK) announced today that its subsidiary bank, First Community Bank, was closed by the New Mexico Financial Institutions Division on January 28, 2011, and the Federal Deposit Insurance Corporation (FDIC) was appointed as receiver.  First State Bancorporation (the "Company") is no longer the parent company of First Community Bank (the "Bank").

In a virtually simultaneous transaction, U.S. Bank National Association, assumed the operations and all of the deposits, and purchased essentially  all of the assets of the Bank in a loss-share transaction facilitated by the FDIC and will continue to operate the Bank, according to an FDIC news release.  Customers of the bank can expect all banking services and activities such as check clearing, ATM access, online banking access and others to continue uninterrupted. Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC's web site located at http://www.fdic.gov/bank/individual/failed/firstcomm_nm.html, or call the FDIC toll-free at 1-800-450-5417.

First State Bancorporation urges First Community Bank customers to remain loyal to the First Community organization under its new ownership.  H. Patrick Dee, Chief Executive Officer, said "The First Community organization has always done its best to meet the needs of its customer base and the communities it operated in. The capital raising requirements that evolved for First Community largely resulted from problems that developed from First Community markets outside of New Mexico.  Through extensive efforts over a number of months, we were on the verge of completing an agreement to raise the capital needed but simply ran out of time. We thank First Community customers for their loyalty and support. Under First Community's new ownership structure, we believe they will continue to enjoy the excellent service for which First Community has rightly been known."

As a result of the Bank's receivership, it is highly likely that the Company will be required to cease operations.  The Bank was the Company's largest asset and therefore we believe it is unlikely that any distribution of assets will be available to our shareholders or subordinated debt holders.

If a customer has any questions about transactions, accounts, or loan status, please contact your banker for assistance.